Exhibit 99.1

Pernix® Therapeutics Reports Third Quarter 2018
Financial Results

MORRISTOWN, NJ - November 8, 2018 -- Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX), a specialty pharmaceutical company, announced today its financial results for the three and nine months ended September 30, 2018.

Third Quarter 2018 Financial Highlights
  The third quarter of 2018 represented the first quarter that fully consolidated the financial results of Nalpropion™ Pharmaceuticals, Inc., which are discussed in more detail below.
  Third quarter 2018 net revenues were $37.2 million, an 8% decrease from $40.5 million in the third quarter of 2017.
  Net loss for the third quarter of 2018 was $11.8 million, as compared to net income of $6.4 million in the prior year period.
  Third quarter 2018 adjusted EBITDA was ($0.7) million, as compared to adjusted EBITDA of $11.6 million in the third quarter of 2017.

Business Update
  Nalpropion Pharmaceuticals, Inc., capitalized by Pernix and two leading investment management firms, acquired certain assets of Orexigen® Therapeutics, Inc., including worldwide rights to Contrave®, a market-leading, prescription-only weight loss medication, for $73.5 million.
    Pernix generated net revenues of $16.4 million related to approximately two months of sales of Contrave in the third quarter of 2018.
  Zohydro® ER total prescriptions (TRx) increased 7% year-over-year in the third quarter of 2018.
  On August 1, 2018, Pernix announced that it had entered into a series of transactions aimed at strengthening its balance sheet and improving financial flexibility:
    The exchange of approximately $4.2 million aggregate principal amount of Senior Secured Notes plus accrued and unpaid interest thereon by the Exchange Holders for 1,854,980 shares of the Company's Common Stock.
    The exchange of $8 million aggregate principal amount of Senior Secured Notes, plus a portion of accrued and unpaid interest thereon, by certain Exchange Holders for 81,000 shares of the Convertible Preferred Stock.
    In addition, the Exchange Agreement permits additional exchanges until February 1, 2020, at the option of certain Exchange Holders, of approximately $65 million aggregate principal amount of Senior Secured Notes for Convertible Preferred Stock.
  Appealed ruling in patent litigation concerning Zohydro ER with BeadTek™ following the United States District Court for the District of Delaware decision that found the asserted claims of U.S. Patent Nos. 9,265,760 and 9,339,499, which relate to methods of treating patients with mild and moderate hepatic impairment with hydrocodone bitartrate, to be infringed, but invalid.

"We are focused on stabilizing our business and laying the foundation for growth," said John Sedor, Chairman and Chief Executive Officer of Pernix Therapeutics. "Zohydro ER generated its third consecutive quarter of year-over-year net revenue growth in the third quarter. In addition, we view Contrave as a critical element of our strategic plan. We are pleased with the initial results from Contrave, which is the market-leading branded weight loss prescription drug. Contrave sales were $16.4 million in the third quarter, which included only two months of sales from this product."

Financial Results
Pernix determined that Nalpropion qualifies as a Variable Interest Entity, or VIE, based on the governance structure and contractual relationship with Pernix, since Pernix has the power to direct activities that most significantly impact Nalpropion's economic performance. Pernix is therefore consolidating Nalpropion's financial results into its financial statements. On its income statement, Pernix adjusts, through a line entitled "Net gain or loss from non-controlling interests", for the amount of gain or loss associated with Nalpropion that is proportional to the amount of Nalpropion that Pernix does not own. In other words, 90% of the gains or losses are adjusted out of Pernix's Net Income / Loss. On the balance sheet, the net assets / liabilities that are attributable to other Nalpropion shareholders are adjusted out within shareholders equity in a line entitled "noncontrolling interests". For more detailed information see Note 4, Variable Interest Entity, to the Financial Statements of the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2018.

Three Months Ended September 30, 2018 vs. September 30, 2017

For the third quarter of 2018, net revenues were $37.2 million, an 8% decrease from the $40.5 million in the third quarter of 2017. A summary of net revenues is outlined below:

	Three Months Ended
Amounts in ($000's)	September 30,		Increase
	2018	2017	(Decrease)	Percent
Net Revenues:
Contrave	$16,418	$-	$16,418	*
Treximet	3,369	19,802	(16,433)	-83%
Treximet AG	2,253	-	2,253	*
Zohydro ER	6,655	6,305	350	6%
Silenor	5,596	6,881	(1,285)	-19%
Other products	2,586	7,372	(4,786)	-65%
Net product revenues	36,877	40,360	(3,483)	-9%
Co-promotion and other revenue	279	109	170	156%
Total net revenues	$37,156	$40,469	$(3,313)	-8%
* Not Meaningful

The increase in Contrave net revenues of $16.4 million during the three months ended September 30, 2018, is attributable to Nalpropion's acquisition of Orexigen, which closed on July 27, 2018.

Treximet® brand net revenues decreased by $16.4 million, or 83%, during the three months ended September 30, 2018, compared to the three months ended September 30, 2017, due to the loss of exclusivity of Treximet in February 2018, as Pernix experienced generic competition, including the Company's own authorized generic ("AG"), which was launched on February 15, 2018. Pernix expects that future Treximet brand revenues will continue to decrease year-over-year due to the loss of exclusivity.

Treximet AG net revenues were $2.3 million during the three months ended September 30, 2018. There were no sales in the prior year period, as Treximet AG was launched on February 15, 2018. The sales of Treximet AG in the first quarter of 2018 were $1.8 million, which included less than two months of sales, and were $3.0 million in the second quarter of 2018.

Zohydro ER net revenues increased by $0.4 million, or 6%, during the three months ended September 30, 2018, as compared to the three months ended September 30, 2017. The increase was due to an increase in net price of $0.6 million (related to both favorable price and gross-to-net accrual rates), partially offset by lower sales volume of $0.2 million.

Silenor® net revenues decreased by $1.3 million, or 19%, during the three months ended September 30, 2018, compared to the three months ended September 30, 2017. The decrease was due to a decrease in net price of $1.6 million (primarily related to unfavorable gross-to-net accrual rates), partially offset by higher sales volume of $0.3 million.

Net product revenues - other decreased by $4.8 million, or 65%, during the three months ended September 30, 2018, compared to the three months ended September 30, 2017, principally due to the discontinuation of products no longer sold by Pernix.

Cost of product sales increased by $1.2 million, or 12%, during the three months ended September 30, 2018, compared to the three months ended September 30, 2017. The increase in cost of product sales was primarily attributable to Nalpropion's acquisition of Contrave of $5.4 million and increased Zohydro ER, and Treximet AG product costs of $0.8 million and $0.3 million, respectively, due to increased volume. This increase was partially offset by a $3.3 million decrease reflecting lower Treximet brand sales as a result of generic competition, as well as a $2.0 million decrease in the Company's other product revenue (primarily related to discontinued products).

Selling, general and administrative expense increased by $11.7 million, or 58%, during the three months ended September 30, 2018, compared to the three months ended September 30, 2017. The increase was primarily attributable to Nalpropion's acquisition of Orexigen, which resulted in selling, general and administrative expenses of $17.1 million. This increase was partially offset by lower sales force-related expenses of $2.6 million due to the restructuring announced in January 2018, and lower marketing and selling expenditures of $1.0 million related primarily to the loss of exclusivity of Treximet.

Research and development expense increased by $1.4 million during the three months ended September 30, 2018, compared to the three months ended September 30, 2017, and is primarily attributable to Nalpropion's acquisition of Orexigen, which resulted in research and development costs of $1.5 million. This increase was partially offset by the discontinuation of certain Zohydro- related research projects.

Net loss was $11.8 million, or $0.89 per basic and diluted share, for the three months ended September 30, 2018, compared to net income of $6.4 million, or $0.57 per basic and $0.42 per diluted share, in the same period last year.

Adjusted EBITDA was $(0.7) million for the three months ended September 30, 2018, compared to adjusted EBITDA of $11.6 million for three months ended September 30, 2017, a decrease of $12.3 million.

Nine months Ended September 30, 2018 vs. September 30, 2017

For the nine months ended September 30, 2018, net revenues were $86.4 million, a 17% decrease from the $104.5 million in the nine months ended September 30, 2017. A summary of net revenues is outlined below:

	Nine Months Ended
Amounts in ($000's)	September 30,		Increase
	2018	2017	(Decrease)	Percent
Net Revenues:
Contrave	$16,418	$-	$16,418	*
Treximet	17,221	50,412	(33,191)	-66%
Treximet AG	7,135	-	7,135	*
Zohydro ER	21,937	17,955	3,982	22%
Silenor	17,299	15,580	1,719	11%
Other products	5,738	20,335	(14,597)	-72%
Net product revenues	85,748	104,282	(18,534)	-18%
Co-promotion and other revenue	635	245	390	159%
Total net revenues	$86,383	$104,527	$(18,144)	-17%
* Not Meaningful

The increase in Contrave net revenues of $16.4 million during the nine months ended September 30, 2018, was attributable to Nalpropion's acquisition of Orexigen.

Treximet brand net revenues decreased by $33.2 million, or 66%, during the nine months ended September 30, 2018, compared to the nine months ended September 30, 2017, due to the loss of exclusivity of Treximet in February 2018, as the Company experienced generic competition.

Treximet AG net revenues were $7.1 million during the nine months ended September 30, 2018, due to its launch on February 15, 2018.

Zohydro ER net revenues increased by $4.0 million, or 22%, during the nine months ended September 30, 2018, compared to the nine months ended September 30, 2017. The increase was due to an increase in net price of $1.8 million (primarily related to favorable gross-to-net accrual rates) and sales volume of $2.2 million. Sales volume was favorably impacted by the relaunch of the 20mg strength of Zohydro ER during the first quarter of 2018.

Silenor net revenues increased by $1.7 million, or 11%, during the nine months ended September 30, 2018, compared to the nine months ended September 30, 2017. The increase was due to sales volume of $2.1 million, partially offset by a decrease in net price of $0.4 million (primarily related to unfavorable gross-to-net accrual rates).

Net product revenues - other decreased by $14.6 million, or 72%, during the nine months ended September 30, 2018, compared to the nine months ended September 30, 2017 primarily due to the discontinuation of products no longer sold by the Company.

Cost of product sales decreased by $4.8 million, or 15%, during the nine months ended September 30, 2018, compared to the nine months ended September 30, 2017. The decrease in cost of product sales was due primarily to a $7.1 million decrease in costs associated with Treximet brand as a result of lower volume due to the entry of generic competition, as well as a $6.0 million decrease in costs associated with the Company's other product revenue category. These decreases were partially offset by an increase in costs of product sales attributable to Nalpropion's acquisition of Contrave of $5.4 million and increased Zohydro ER, Treximet AG and Silenor product costs of $1.8 million, $0.6 million and $0.5 million, respectively, due to increased volume.

Selling, general and administrative expense increased by $8.0 million, or 13%, during the nine months ended September 30, 2018, compared to the nine months ended September 30, 2017. The increase was primarily attributable Nalpropion's acquisition of Orexigen, which resulted in selling, general and administrative expenses of $17.1 million. The increase was partially offset by lower sales force-related expenses of $7.1 million due to the restructuring announced in January 2018, lower marketing and selling expenditures of $2.7 million related primarily due to the loss of exclusivity on branded Treximet, as well as $1.7 million of lower spend across numerous areas, partially offset by higher legal fees of $2.4 million related primarily to patent defense and legal settlements.

Research and development expense increased by $0.8 million during the nine months ended September 30, 2018, compared to the nine months ended September 30, 2017, due primarily to Nalpropion's acquisition of Orexigen, which resulted in research and development costs of $1.5 million. This increase was partially offset by the discontinuation of certain Zohydro-related research projects.

Net loss was $43.9 million, or $3.55 per basic and diluted share, for the nine months ended September 30, 2018, compared to a net loss of $44.7 million, or $4.31 per basic and diluted share, in the same period last year.

Adjusted EBITDA was $1.6 million for the nine months ended September 30, 2018, compared to adjusted EBITDA of $17.0 million for the nine months ended September 30, 2017, a decrease of $15.4 million.

Liquidity
As of September 30, 2018, Pernix, consolidated with Nalpropion, had cash and cash equivalents of $24.5 million, as compared to $32.8 million as of December 31, 2017, and borrowing availability of $6.8 million under the ABL Facility. Excluding Nalpropion, Pernix had cash and cash equivalents of $18.2 million as of September 30, 2018 and total liquidity of $25.0 million. Pernix's cash included $12.2 million of cash received related to Contrave sales. For more detailed information, please refer to the "Liquidity and Capital Resources" section of the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2018.

In mid-October, Pernix received letters from Nasdaq notifying the Company that it is no longer in compliance with certain continued listing requirements of the Nasdaq Global Market and has until mid-April 2019 to address these deficiencies.

The Company is in the process of analyzing various alternatives to address its liquidity and capital structure. For more detailed information, please refer to the "Liquidity and Capital Resources" section of the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2018.

Conference Call Date: Time: Toll free (U.S.): International: Conference ID: Webcast:	Thursday, November 8 4:30 PM ET 866-548-4713 323-794-2093 9549306 http://public.viavid.com/index.php?id=131703

About Pernix Therapeutics Holdings, Inc.
Pernix Therapeutics Holdings, Inc. (the "Company") is the parent company of Pernix Therapeutics, LLC, a specialty pharmaceutical business focused on acquiring and commercializing prescription drugs, primarily for the U.S. market. Pernix Therapeutics, LLC is currently focused on the therapeutic areas of Pain and Neurology, and has an interest in expanding into additional specialty segments. Pernix Therapeutics, LLC promotes branded products to physicians through its internal sales force. The Company's wholly-owned subsidiaries, Macoven Pharmaceuticals, L.L.C., and Cypress Pharmaceuticals, Inc., market a portfolio of generic products.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements. These statements reflect the Company's current views, expectations and beliefs concerning future events. In addition, any statements related to Pernix's consideration of strategic alternatives and future strategy and plans with respect to its business contained herein are forward-looking statements. Such plans, expectations and statements are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company and are subject to significant business, financial, economic, operating, competitive, litigation and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved. Investors should note that many factors, including those more fully described in Pernix's filings with the Securities and Exchange Commission ("SEC") (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2018 and subsequent filings with the SEC), could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release. The forward-looking statements in this press release are qualified by risk factors identified by the Company. These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT
 Investor Relations
Bob Yedid
LifeSci Advisors, LLC
Bob@LifeSciAdvisors.com

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
 (In thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2018	2017
Current assets:
Cash and cash equivalents	$24,511	$32,820
Accounts receivable, net	66,443	45,317
Inventory, net	17,788	5,396
Prepaid expenses and other current assets	11,935	8,628
Income tax receivable	45	123
Total current assets	120,722	92,284

Property and equipment, net	1,000	752
Goodwill	17,572	12,100
Intangible assets, net	133,649	96,606
Other	1,827	2,263
Total assets	$274,770	$204,005
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$11,302	$7,911
Accrued personnel expenses	5,181	5,748
Accrued allowances	71,698	56,309
Other accrued expenses	10,148	6,909
Interest payable	6,381	10,612
Treximet Secured Notes - current, net	-	3,664
Other liabilities - current	6,901	2,648
Total current liabilities	111,611	93,801

Term loan	41,250	-
Convertible notes - long-term, net	67,823	65,194
Exchangeable notes - long-term, net	10,030	7,975
Delayed draw term loan - long-term, net	37,805	27,248
Derivative liability	54	93
Contingent consideration	1,501	1,358
Treximet Secured Notes - long-term, net	151,364	163,887
Credit facility	14,185	14,185
Deferred revenue	10,840	-
Arbitration award	-	2,000
Other liabilities - long-term	589	2,521
Total liabilities	447,052	378,262
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value; 8,500,000 and 10,000,000 shares authorized
at September 30, 2018 and December 31, 2017; no shares issued and outstanding at September 30, 2018 and December 31, 2017	-	-
Series C convertible preferred stock, $0.01 par value, authorized 1,500,000 shares;
81,000 shares issued and outstanding at September 30, 2018	1	-
Common stock, $0.01 par value, 140,000,000 shares authorized, 13,957,733 and 11,841,173 shares issued and outstanding at September 30, 2018 and
December 31, 2017, respectively	140	119
Additional paid-in capital	274,458	261,158
Accumulated other comprehensive loss	85	-
Accumulated deficit	(479,476)	(435,534)
Total Pernix stockholders' deficit	(204,792)	(174,257)
Noncontrolling interests	32,510	-
Total stockholders' deficit	(172,282)	(174,257)
Total liabilities and stockholders' deficit	$274,770	$204,005

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
 (In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net revenues	$37,156	$40,469	$86,383	$104,527

Costs and operating expenses:
Cost of product sales	11,823	10,580	26,353	31,113
Selling, general and administrative expense	31,872	20,226	67,412	59,519
Research and development expense	1,524	99	1,534	709
Depreciation and amortization expense	2,391	18,214	13,686	54,976
Change in fair value of contingent consideration	-	884	143	344
Loss from disposal and impairments of assets	75	25	75	25
Gain from legal settlement	-	(10,476)	-	(10,476)
Restructuring costs	(2)	(97)	1,212	34
Total costs and operating expenses	47,683	39,455	110,415	136,244

Income (loss) from operations	(10,527)	1,014	(24,032)	(31,717)

Other income (expense):
Interest expense, net	(10,073)	(9,323)	(29,063)	(27,491)
Gain on sale of assets	-	-	446	-
Change in fair value of derivative liability	18	46	39	(38)
Gain from exchange of debt	137	14,650	137	14,650
Foreign currency transaction (loss) gain	(843)	-	(864)	-
Total other income (expense), net	(10,761)	5,373	(29,305)	(12,879)

Income (loss) before income tax expense	(21,288)	6,387	(53,337)	(44,596)
Income tax expense	61	27	109	122
Net income (loss)	(21,349)	6,360	(53,446)	(44,718)
Adjust: Net loss attributable to noncontrolling interests	9,504	-	9,504	-
Net income (loss) attributable to common stockholders	$(11,845)	$6,360	$(43,942)	$(44,718)

Net income (loss) per common share attributable to common stockholders:
Basic	$(0.89)	$0.57	$(3.55)	$(4.31)
Diluted	$(0.89)	$0.42	$(3.55)	$(4.31)

Weighted-average common shares outstanding:
Basic	13,301	11,117	12,377	10,387
Diluted	13,301	16,520	12,377	10,387

Non-GAAP Financial Measures

To supplement our financial results determined by GAAP, we have disclosed in the table below adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).

Adjusted EBITDA is a non-GAAP financial measure that excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. This non-GAAP financial measure excludes from net loss: interest expense; depreciation and amortization; income tax expense; inventory step-up amortization, selling, general and administrative adjustments; gain from sale of non-core assets; change in fair value of contingent consideration; loss from disposal and impairment of assets; gain from exchange of debt; change in fair value of derivative liability; restructuring costs; gain from legal settlement; and foreign currency transactions. In addition, from time to time in the future there may be other items that we may exclude for the purposes of our use of adjusted EBITDA; likewise, we may in the future cease to exclude items that we have historically excluded for the purpose of adjusted EBITDA. We believe that adjusted EBITDA provides meaningful supplemental information regarding our operating results because it excludes or adjusts amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. We believe that inclusion of adjusted EBITDA provides consistency and comparability with past reports of financial results and provides consistency in calculations by outside analysts reviewing our results. Accordingly, we believe that adjusted EBITDA is useful to investors in allowing for greater transparency of supplemental information used by management.

We believe that these non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, but there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Adjustment items that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net loss, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as a supplement to GAAP financial measures and by reconciling the non-GAAP financial measure to its most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure that is included below in this Quarterly Report on Form 10-Q.

Reconciliation of GAAP reported net loss to adjusted EBITDA is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$(11,845)	$6,360	$(43,942)	$(44,718)
Add: Net loss attributable to noncontrolling interests	(9,504)	-	(9,504)	-
Adjustments:
Interest expense	10,073	9,323	29,063	27,491
Depreciation and amortization	2,422	18,243	13,773	55,064
Income tax expense	61	27	109	122
EBITDA	(8,793)	33,953	(10,501)	37,959
Inventory step-up amortization(1)	2,239	-	2,239	-
Selling, general and administrative adjustments (2)	5,059	1,985	8,190	3,720
Gain from sale of non-core asset (3)	-	-	(446)	-
Change in fair value of contingent consideration (4)	-	884	143	344
Loss from disposal and impairment of assets (5)	75	25	75	25
Gain from exchange of debt (6)	(137)	(14,650)	(137)	(14,650)
Change in fair value of derivative liability (7)	(18)	(46)	(39)	38
Restructuring costs (8)	(2)	(97)	1,212	34
Gain from legal settlement (9)	-	(10,476)	-	(10,476)
Foreign currency transaction (gain) loss (10)	843	-	864	-
Adjusted EBITDA	$(734)	$11,578	$1,600	$16,994

________________

(1)	Excludes inventory step-up amortization recorded as part of Nalpropion's acquisition of Orexigen.
(2)

Excludes deal costs of $4.6 million and $1.3 million; stock compensation expense of $0.4 million and $0.5 million; severance expense of $16,000 and $0.2 million; and litigation settlement expenses of $25,000 and $20,000 for the three months ended September 30, 2018 and 2017, respectively. Also excludes deal costs of $5.4 million and $1.5 million; stock compensation expense of $1.3 million and $1.9 million; severance expense of $0.1 million and $0.2 million; and arbitration and litigation settlement expenses of $1.3 million and $38,000 for the nine months ended September 30, 2018 and 2017, respectively.

(3)	Excludes the gain from the sale of certain obsolete equipment.
(4)

Excludes loss from change in fair value of contingent consideration related to the 2015 acquisition of Zohydro ER and is linked to the achievement of certain net sales targets. Any change in fair values between the reporting dates is recognized in the condensed consolidated statements of operations.

(5)	Excludes loss from impairment of other assets.
(6)

Excludes $0.1 million gain related to the Exchange Transaction and the Equitization Transaction in the three and nine months ended September 2018. For the three and nine months ended September 30, 2017, excludes a $14.7 million gain related to the July 2017 financing transactions in which certain holders of the 4.25% Convertible Notes exchanged $51.8 million in principal notes for $36.2 million in Exchangeable Notes.

(7)

Excludes changes in fair value of derivative liability consideration. We are required to separate the conversion option in the 4.25% Convertible Notes under ASC 815, Derivatives and Hedging. We recorded the bifurcated conversion option valued at $28.5 million at issuance, as a derivative liability, which created additional discount on the debt. The derivative liability is marked to market through the other income (expense) section on the condensed consolidated statements of operations for each reporting period.

(8)	Excludes the cost related to the initiative to restructure our sales force and operations for the three and nine months ended September 30, 2018 and 2017.
(9)

Excludes $10.5 million gain from Pernix and GSK amended settlement agreement resulting from Amendment NO. 2 to the Interim Settlement Agreement with GSK under which Pernix paid approximately $6.7 million to GSK (potentially up to $8.7 million), which is a reduction of up to approximately $14.5 million from the initial settlement agreement.

(10)	Excludes losses on foreign currency transactions primarily related to Nalpropion's operations.